Etsy, Inc. Reports 39% Revenue Growth in the Second Quarter 2016
Raises 2016 Guidance

Brooklyn, NY - August 2, 2016 - Etsy, Inc., (NASDAQ: ETSY) which operates a marketplace where people around the world connect, both online and offline, to make, sell and buy unique goods, today announced financial results for its second quarter 2016, ended June 30, 2016.

“During the second quarter, we expanded our global community to include approximately 1.7 million active sellers and 26.1 million active buyers,” said Chad Dickerson, Etsy, Inc. CEO and Chair. “We accelerated our GMS growth and provided high impact services to help our creative entrepreneurs start, grow and manage their businesses. This continued focus and discipline led to growth across all of our key metrics and, as a result, we are raising our financial outlook for 2016."

Second Quarter 2016 Financial Summary
(in thousands, unaudited)

	Three Months Ended June 30,		% Growth Y/Y		Six Months Ended June 30,		% Growth Y/Y
	2015	2016			2015	2016

GMS	$546,197	$669,704	22.6%		$1,078,112	$1,298,871	20.5%
Revenue	$61,365	$85,349	39.1%		$119,908	$167,196	39.4%
Marketplace revenue	$30,469	$37,405	22.8%		$60,620	$73,135	20.6%
Seller Services revenue	$29,770	$47,069	58.1%		$57,049	$90,602	58.8%
Net loss	$(6,354)	$(7,311)	15.1%		$(42,940)	$(6,119)	(85.7)%
Adjusted EBITDA	$4,061	$14,040	245.7%		$10,734	$28,791	168.2%

Active sellers	1,484	1,654	11.5%		1,484	1,654	11.5%
Active buyers	21,697	26,104	20.3%		21,697	26,104	20.3%
Percent mobile visits	60%	64%	400	bps	60%	63%	300	bps
Percent mobile GMS	43%	47%	400	bps	43%	47%	400	bps
Percent international GMS	30.2%	30.7%	50	bps	30.4%	30.5%	10	bps

For information about how we define our key operating and financial metrics, see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 5, 2016.

Second Quarter 2016 Operational Highlights

GMS was $669.7 million, up 22.6% compared with the second quarter of 2015. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods that are not listed in U.S. dollars) GMS growth in the second quarter of 2016 would have been 23.1%, or approximately 0.5 percentage points higher than the as-reported 22.6% growth. Growth in GMS was supported by 11.5% year-over-year growth in active sellers and 20.3% year-over-year growth in active buyers.

Continuing the trend we’ve seen for multiple quarters, mobile visits once again grew faster than desktop visits. Percent mobile visits was approximately 64% compared with approximately 60% in the second quarter of 2015, and approximately 63% in the first quarter of 2016. Percent mobile GMS was slightly more than 47% compared with 43% in the second quarter of 2015, and in-line with the first quarter of 2016. During the second quarter, conversion rates increased across desktop, mobile web, and mobile app. Desktop conversion rates expanded at a pace similar to overall mobile conversion rates, and as a result, the gap between mobile visits and mobile GMS remained stable. Year-over-year, mobile app and mobile web GMS each continued to grow significantly faster than desktop GMS during the second quarter.

Percent international GMS was 30.7% in the second quarter of 2016, up from 30.2% in the second quarter of 2015, and 30.3% in the first quarter of 2016. Notably, this was the first year-over-year improvement in percent international GMS since 2014. We continue to believe that we can grow international GMS, over time, to represent 50% of our total GMS.

The improved performance in percent international GMS was largely driven by continued robust GMS growth between U.S. buyers and international sellers and GMS growth between international buyers and sellers, both in the same country and cross-

border. In addition, although GMS between U.S. sellers and international buyers declined 8% in the second quarter, this is the second consecutive quarter of improvement in this metric. We continue to believe that the decline of GMS between U.S. and international buyers is indicative of the indirect impact of fluctuating currency exchange rates on international buyer behavior, which is difficult to estimate. Finally, GMS growth between international buyers and sellers in the same country has been the fastest growing category of international GMS for several quarters. Excluding our French marketplace ALM, GMS growth between international buyers and sellers in the same country accelerated for the third consecutive quarter to 67% year-over-year during the second quarter. Although this is still our smallest category of international GMS, it has grown in size, which we believe demonstrates the progress we are making on our strategy to build local marketplaces, globally.

Recent Launch Highlights:

Our product roadmap continues to focus on supporting Etsy sellers as they start, grow, and manage their businesses and enhancing the Etsy buyer journey. Second quarter highlights include:

•
Additional enhancements to our newest paid seller service, Pattern by Etsy, which we launched in April, including: new site template options to expand Etsy sellers' choices for the look and feel of their sites; site preview capabilities; additional search functionality for Etsy buyers; and a PayPal checkout option.

•
Localized search in France and Germany launched in April, making items from local Etsy sellers more prominent to buyers in each of those countries and supporting our efforts to nurture local markets around the world.

•	New inventory added to Promoted Listings on mobile web and desktop in April, creating more opportunities for sellers to advertise their items.

•
FedEx was integrated as a new carrier option for Shipping Labels in April, enabling Etsy sellers in the United States to purchase and print both FedEx and USPS labels directly from Etsy.com and reducing the amount of time and money spent on shipping.

Second Quarter 2016 Financial Highlights

Total revenue was $85.3 million, up 39.1% year-over-year, driven by growth in both Marketplace and Seller Services revenue. Marketplace revenue grew 22.8%, primarily due to growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 58.1% year-over-year and was driven primarily by revenue growth in Direct Checkout, which continued to benefit from the integration of PayPal. Seller Services revenue also benefited from revenue growth from Promoted Listings and Shipping Labels, and to a lesser extent, a modest contribution from Pattern by Etsy, our seller service that we launched in April. As a reminder, we expect only modest contributions to GMS and revenue from Pattern over the next three years. Direct Checkout, Promoted Listings and Shipping Labels revenue each continued to grow faster than Marketplace revenue in the second quarter.

Gross profit for the second quarter was $56.3 million, up 42.6% year-over-year, and gross margin was 65.9%, up 160 bps compared with 64.3% in the second quarter of 2015. Gross profit grew faster than revenue in the second quarter due to the leverage we achieved in technology infrastructure and employee-related costs.

Total operating expenses were $51.6 million in the second quarter, up 19.3% year-over-year, and represented 60.4% of revenue, down from 70.5% of revenue in the second quarter of 2015. The decrease in operating expenses as a percent of revenue is primarily due to leverage in digital marketing expenses and, to a lesser extent, employee-related costs.

During the second quarter, we continued to gain leverage in our marketing expenses, which, for the second quarter in a row, grew more slowly than revenue. Marketing expenses grew 10.7% year-over-year and were driven by employee-related costs.

Product development expenses grew 17.6% year-over-year, primarily due to higher employee-related costs.

G&A expenses increased 27.8% year-over-year driven by increased employee-related costs, overhead related to new office locations, including depreciation expense related to our new Brooklyn headquarters, and professional services associated with Sarbanes-Oxley compliance.

Based on build-to-suit accounting requirements, we recognized $0.6 million and $1.3 million in incremental depreciation and non-cash interest expense, respectively, in the second quarter related to our new headquarters, as expected. For more information on the cash impact of our build-to-suit lease agreement, please refer to "Note 14—Commitments and Contingencies" in the Notes to Consolidated Financial Statements in our 2015 Form 10-K filing with the Securities and Exchange Commission. As previously disclosed, we intend to invest up to a total of $50 million in build-out costs for our new Brooklyn headquarters by the end of 2016; to date, we have spent approximately $32 million.

Net loss for the second quarter of 2016 was $7.3 million, compared with a net loss of $6.4 million in the second quarter of 2015. Etsy’s net loss in the second quarter of 2016 included a $6.4 million foreign exchange loss, an income tax provision of $4.3 million and interest expense associated with the build-to-suit lease accounting related to our new headquarters, all primarily non-cash.

Non-GAAP Adjusted EBITDA for the second quarter was $14.0 million, and grew 245.7% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 16.5%, up from 6.6% in the second quarter of 2015. Non-GAAP Adjusted EBITDA performance was driven by high-margin incremental revenue growth and, to a lesser extent, leverage in digital marketing expenses and employee-related costs.

Net cash provided by operating activities was $17.2 million in the second quarter of 2016 compared with net cash generated of $4.7 million in the second quarter of 2015. The increase in net cash from operations for the quarter was mainly driven by revenue growth and leverage in operating expenses.

Cash, marketable securities and short-term investments were $278.2 million as of June 30, 2016.

Increasing 2016 Financial Guidance

We are increasing our full-year 2016 guidance for GMS, revenue and Adjusted EBITDA margin in light of our strong performance in the first half of the year and our expectations for the remainder of the year, and we are reiterating our gross margin guidance for 2016. We are also reiterating our 3-year guidance:

	2016-2018 CAGR Range	2016 Revised Guidance	2016 Original Guidance
GMS Growth	13-17%	15-17%	Mid-point of 3-year range
Revenue Growth	20-25%	25-28%	High end of 3-year range
Gross Margin (by end of 2018)	Mid 60s (%)	64-65%	64-65%
Adjusted EBITDA Margin (by end of 2018)	High teens (%)	13-14%	10-11%

•	We continue to anticipate that the key factors impacting revenue and GMS growth over the next three years will include:

◦	Further narrowing of the gap between mobile visits and mobile GMS

◦	Stable percent international GMS, assuming that currency remains stable compared to average levels in December 2015

◦	Continued revenue growth from our existing Seller Services, driven by both adoption and product enhancements

◦	Modest contributions from new product launches and new Seller Services, including Pattern by Etsy, which we launched in April

•	We continue to anticipate that the key factors impacting our gross margin forecast over the next three years will include:

◦	Continued revenue growth from our existing Seller Services, driven by both adoption and product enhancements,

◦	The impact from new Seller Services, including Pattern by Etsy

•	We also continue to expect to gain leverage in our operating expense structure over the next three years, particularly within marketing spend.

◦	In 2016, we now also expect operating expenses as a percent of revenue to decline rather than increase.

◦	We expect to accelerate marketing expense in the second half compared with the first half, but overall as a percent of revenue marketing will decrease in 2016.

◦
As a reminder, G&A expense will increase due to additional overhead expenses related to our new Brooklyn headquarters, including depreciation expense, which we will recognize in lieu of rent expense in line with build-to-suit accounting requirements. We continue to expect to recognize, on average, $3 million in additional depreciation and interest expense per quarter for the duration of our lease for our new Brooklyn headquarters.

•	Finally, from an Adjusted EBITDA margin perspective, we continue to expect to deliver a full year margin in the high teens by 2018.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2016 and 2016-2018 because of the difficulty of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including provision for income taxes, acquisition-related stock-based compensation expense and foreign exchange gain or loss, the effect of which may be significant.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through midnight ET on August 16, 2016 at (855) 859-2056 or (404) 537-3406; conference ID 50860560.

About Etsy

Etsy operates a marketplace where millions of people around the world connect, both online and offline, to make, sell and buy unique goods. The Etsy community includes creative entrepreneurs who sell on our platform, thoughtful consumers looking to buy unique goods in our marketplace, retailers and manufacturers who partner with Etsy sellers to help them grow their businesses and Etsy employees who maintain our platform and nurture our ecosystem. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we’re committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Relations Contact:
Etsy, Kelly Clausen, press@etsy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information related to our possible or assumed future results of operations and expenses, our financial guidance, our mission, business strategies and plans, business environment and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as "anticipates," “believes,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those terms.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (iv) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (v) our ability to expand successfully into markets outside of the United States; (vi) increases in our marketing efforts to help grow our business, which may not be effective at attracting and retaining Etsy sellers and Etsy buyers; (vii) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (viii) our ability to add new members to our community, grow our ecosystem and open new sales channels for Etsy sellers; (ix) our ability to develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (x) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; and (xi) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	As of December 31, 2015	As of June 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$271,244	$167,482
Short-term investments	21,620	110,718
Accounts receivable, net	20,275	19,507
Prepaid and other current assets	9,521	8,972
Deferred tax charge—current	17,132	17,132
Funds receivable and seller accounts	19,262	22,966
Total current assets	359,054	346,777
Restricted cash	5,341	5,341
Property and equipment, net	105,021	125,754
Goodwill	27,752	28,147
Intangible assets, net	2,871	1,877
Deferred tax charge—net of current portion	51,396	42,128
Other assets	1,626	932
Total assets	$553,061	$550,956
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,382	$7,574
Accrued expenses	31,253	29,448
Capital lease obligations—current	5,610	6,347
Funds payable and amounts due to sellers	19,262	22,966
Deferred revenue	4,712	5,199
Other current liabilities	4,903	2,977
Total current liabilities	80,122	74,511
Capital lease obligations—net of current portion	7,571	6,098
Deferred tax liabilities	61,420	61,420
Facility financing obligation	51,804	53,145
Other liabilities	21,646	22,761
Total liabilities	222,563	217,935
Total stockholders’ equity	330,498	333,021
Total liabilities and stockholders’ equity	$553,061	$550,956

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share data, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016

Revenue	$61,365	$85,349	$119,908	$167,196
Cost of revenue	21,909	29,098	42,618	57,009
Gross profit	39,456	56,251	77,290	110,187
Operating expenses:
Marketing	15,543	17,205	27,753	33,052
Product development	10,072	11,840	20,081	24,070
General and administrative	17,632	22,537	38,089	41,613
Total operating expenses	43,247	51,582	85,923	98,735
(Loss) income from operations	(3,791)	4,669	(8,633)	11,452
Total other income (loss)	2,346	(7,719)	(18,673)	304
(Loss) income before income taxes	(1,445)	(3,050)	(27,306)	11,756
Provision for income taxes	(4,909)	(4,261)	(15,634)	(17,875)
Net loss	$(6,354)	$(7,311)	$(42,940)	$(6,119)
Net loss per share—basic and diluted	$(0.07)	$(0.06)	$(0.61)	$(0.05)
Weighted average common shares outstanding—basic and diluted	96,503,149	113,045,888	70,403,009	112,760,531

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended June 30,
	2015	2016

Cash flows from operating activities
Net loss	$(42,940)	$(6,119)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	4,355	6,033
Stock-based compensation expense—acquisitions	2,439	1,472
Contribution of stock to Etsy.org	3,200	—
Depreciation and amortization expense	9,073	9,834
Bad debt expense	1,642	681
Foreign exchange loss (gain)	15,048	(1,734)
Amortization of debt issuance costs	73	91
Non-cash interest expense	—	1,287
Interest income on marketable securities	—	(573)
Net unrealized loss on warrant and other liabilities	3,139	—
Loss on disposal of assets	411	766
Amortization of deferred tax charge	9,883	9,267
Excess tax benefit from exercise of stock options	(1,382)	(546)
Changes in operating assets and liabilities	8,691	(1,424)
Net cash provided by operating activities	13,632	19,035
Cash flows from investing activities
Purchases of property and equipment	(4,544)	(26,278)
Development of internal-use software	(5,123)	(5,611)
Purchases of marketable securities	(13,236)	(108,216)
Sales of marketable securities	10,883	19,799
Net cash used in investing activities	(12,020)	(120,306)
Cash flows from financing activities
Repurchase of stock	—	(180)
Proceeds from public offering	199,467	—
Proceeds from exercise of stock options	2,058	2,894
Excess tax benefit from the exercise of stock options	1,382	546
Payments on capitalized lease obligations	(1,254)	(2,810)
Deferred payments on acquisition of business	—	(649)
Payments relating to public offering	(2,491)	—
Net cash provided by (used in) financing activities	199,162	(199)
Effect of exchange rate changes on cash	(2,278)	(2,292)
Net increase (decrease) in cash and cash equivalents	198,496	(103,762)
Cash and cash equivalents at beginning of period	69,659	271,244
Cash and cash equivalents at end of period	$268,155	$167,482

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss adjusted to exclude: interest and other non-operating expense, net; provision for income taxes; depreciation and amortization; stock-based compensation expense; net unrealized loss on warrant and other liabilities; foreign exchange (gain) loss; and contributions to Etsy.org. Below is a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense or changes in the fair value of warrants;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange (gain) loss;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect the impact of our contributions to Etsy.org; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016

Net loss	$(6,354)	$(7,311)	$(42,940)	$(6,119)
Excluding:
Interest and other non-operating expense, net (1)	308	1,333	486	1,430
Provision for income taxes	4,909	4,261	15,634	17,875
Depreciation and amortization (1)	4,732	5,103	9,073	9,834
Stock-based compensation expense (2)	2,222	3,452	4,355	6,033
Stock-based compensation expense—acquisitions (2)	598	816	2,439	1,472
Net unrealized loss on warrant and other liabilities	3,151	—	3,139	—
Foreign exchange (gain) loss	(5,805)	6,386	15,048	(1,734)
Contribution to Etsy.org (3)	300	—	3,500	—
Adjusted EBITDA	$4,061	$14,040	$10,734	$28,791

(1) During the three and six months ended June 30, 2016, we recognized $0.6 million of depreciation expense and $1.3 million of interest expense related to our new corporate headquarters under build-to-suit accounting requirements.

(2) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2016	2015	2016

Cost of revenue	$124	$250	$532	$451
Marketing	126	221	229	402
Product development	681	1,026	1,225	1,883
General and administrative	1,889	2,771	4,808	4,769
Total stock-based compensation expense	$2,820	$4,268	$6,794	$7,505

(3) Etsy made a one-time contribution of 188,235 shares of common stock totaling $3.2 million and cash of $0.3 million to Etsy.org during the first and second quarters of 2015, respectively.